Exhibit 10.1

AMENDMENT NO. 1 TO AMENDED AND RESTATED

CREDIT AGREEMENT AND NOTE

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT AND NOTE (this “Amendment”), as of February 3, 2014, (“Effective Date”) is made by and among WORLD OF JEANS & TOPS, a California corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

A. Bank and Borrower entered into that certain Amended and Restated Credit Agreement dated as of May 3, 2012 (the “Agreement”), pursuant to which Bank agreed to extend credit to Borrowers on the terms and conditions set forth in such Agreement.

B. Borrower also executed a certain Revolving Line of Credit Note (the “Note”) dated as of May 3, 2012, in favor of Bank in an initial principal amount of $25,000,000.

C. Borrower has requested that Bank make certain modifications to the Agreement and to the Note, as applicable, to reflect (i) the extension of the Line of Credit maturity date, (ii) changes to the financial covenants, and (iii) such other amendments as agreed upon by Borrower and Bank, and Bank has consented to such requests subject to the execution of this Amendment and the satisfaction of the conditions specified herein.

D. Borrower and Bank now desire to execute this Amendment and the Amended and Restated Revolving Line of Credit Note attached hereto as Exhibit “A” (the “Amended Note”) and fully incorporated herein to set forth their agreements with respect to the modifications to the Agreement and the Note.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Bank and Borrower hereby agrees as follows:

SECTION 1. Definitions. Capitalized terms used in this Amendment and not defined herein are defined in the Agreement.

SECTION 2. Amendments to Agreement. The Agreement is hereby amended as follows:

A. Line of Credit. The first sentence of subsection (a) of Section 1.1 is hereby amended and restated in its entirety as follows:

“Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including May 31, 2017, not to exceed at any time the aggregate principal amount of Twenty Five Million Dollars ($25,000,000.00) (“Line of Credit”), the proceeds of which shall be used to finance Borrower’s working capital requirements.”

B. Commitment Fee. Subsection (c) of Section 1.2 of the Agreement is hereby deleted in its entirety and replaced with “[Reserved.]”.

C. Compliance. Section 4.4 of the Agreement is hereby amended and restated in its entirety as follows:

“SECTION 4.4. COMPLIANCE. Preserve and maintain all material licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower’s continued existence and with the requirements of all material laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.

D. Litigation. Section 4.8 of the Agreement is hereby amended and restated in its entirety as follows:

“SECTION 4.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower (i) affecting Tilly’s, Inc., Borrower or any of their respective subsidiaries which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Borrower or such entity on a consolidated basis, or involve a monetary claim in excess of $5,000,000, or (ii) affecting or with respect to this Agreement, any other Loan Document or any security interest or lien created thereunder, or (iii) involving an environmental claim or potential liability under environmental laws in excess of $5,000,000.”

E. Financial Condition. Section 4.9 of the Agreement is hereby amended and restated as follows:

“SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower as a consolidated subsidiary of Tilly’s, Inc. for accounting purposes, and maintain Borrower’s financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)	For Tilly’s, Inc. and its consolidated subsidiaries, (i) there shall be no more than one net loss after taxes for any fiscal year, determined as of the end of such fiscal year, and (ii) total net losses after taxes for the period commencing February 3, 2014 through the most recent fiscal quarter end shall not exceed $5,000,000, in the aggregate (excluding all charges for impairment of goodwill, other intangibles and store assets impairment on the balance sheet of the Borrower, in an aggregate amount of up to $2,000,000 for the relevant period).

(b)	Maximum Balance Sheet Leverage of Tilly’s, Inc. and its consolidated subsidiaries not greater than 2:0:1.0 as of each fiscal quarter end, with “Balance Sheet Leverage” defined as total liabilities of Tilly’s, Inc. and its consolidated subsidiaries divided by the tangible net worth of Tilly’s, Inc. and its consolidated subsidiaries.

F. Other Indebtedness. Section 5.3 of the Agreement is hereby amended and restated in its entirety as follows:

“SECTION 5.3 OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, (b) additional debt in an amount not to exceed $1,500,000.00 in the aggregate, (c) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof, (d) capital lease obligations relating to the Borrower’s distribution and corporate headquarters facility, and (e) trade debt incurred in the ordinary course of business and not outstanding for more than 90 days.”

G. Loans, Advances, Investments, Acquisitions. The last sentence of Section 5.6 is hereby deleted in its entirety.

H. Additional Subsidiaries. A new Section 5.10 is hereby added to the Agreement to read in its entirety as follows:

“SECTION 5.10. ADDITIONAL SUBSIDIARIES. In the event that any person becomes a subsidiary of the Borrower after the date hereof, Borrower will promptly notify the Bank of the fact and cause such subsidiary (a) to execute and deliver to Bank a Continuing Guaranty, Continuing Security Agreement, and, if applicable, a General Pledge Agreement, in form and substance acceptable to Bank and (b) to take all such further actions and execute all such further documents and instruments as may be necessary or, in the opinion of Bank, desirable to create in favor of Bank a valid and perfected first priority lien on all of the Collateral and Proceeds of the subsidiary described in the Continuing Security Agreement. In addition, as provided in the General Pledge Agreement dated as of May 3, 2012 executed by Borrower, Borrower shall, or shall cause the subsidiary that owns the capital stock of such person to, execute and deliver to Bank all certificates representing such capital stock of such person (accompanied by irrevocable undated stock powers, duly endorsed in blank).”

I. Events of Default. Subsection 6.1(d) of the Agreement is hereby amended and restated in its entirety as follows:

“(d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder or any general partner or joint venture in Borrower if a partnership or joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a “Third Party Obligor”) has incurred (i) any debt to Bank or (ii) any debt for borrowed money to any other person or entity in an individual principal amount of $1,000,000 or more or with an aggregate principal amount of $2,000,000 or more.”

J. Events of Default. Subsection 6.1(f) of the Agreement is hereby amended and restated in its entirety as follows:

“(f) The filing of a notice of judgment lien against Borrower or any Third Party Obligor; or the recording of any abstract judgment against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor; or the entry of a judgment against Borrower or any Third Party Obligor (in each of the foregoing cases, relating to the payment of money in an amount in excess of $2,000,000); or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or comments against Borrower or any Third Party Obligor.”

K. Events of Default. Subsection 6.1(j) of the Agreement is amended by deleting the phrase “25%” therein and replacing it with the phrase “35%” in lieu thereof.

L. Arbitration. The second to last sentence in Section 7.11(b) of the Agreement is hereby amended and restated as follows:

“Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all reasonable costs and expenses incurred by such other party in compelling arbitration of any dispute.”

SECTION 3. Amendments to Note. The Note is hereby amended and restated in its entirety as set forth in the Amended and Restated Revolving Line of Credit Note attached hereto as Exhibit A. Simultaneously with the signing of this Amendment, Borrower shall execute one original of the Amended Note and deliver it to Bank in exchange for Bank’s delivery to Borrower of the original Note.

SECTION 4. Representations and Warranties of Borrowers. Borrower represents and warrants to Bank that:

(a) It has the power and authority to enter into and to perform this Amendment, to execute and deliver all documents relating to this Amendment, and to incur the obligations provided for in this Amendment, all of which have been duly authorized and approved in accordance with Borrower’s organizational documents;

(b) This Amendment, together with all documents executed pursuant hereto, shall constitute when executed the valid and legally binding obligations of Borrower in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles;

(c) All representations and warranties contained in the Agreement and the other Loan Documents are true and correct with the same effect as though such representations and warranties had been made on and as of the Effective Date (except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties are true and accurate on and as of such earlier date));

(d) Borrower’s obligations under the Loan Documents remain valid and enforceable obligations, and the execution and delivery of this Amendment and the other documents executed in connection herewith shall not be construed as a novation of the Agreement or any of the other Loan Documents;

(e) As of the Effective Date, to Borrower’s knowledge, it has no offsets or defenses against the payment of any of the obligations under the Loan Documents;

(f) No law, regulation, order, judgment or decree of any Governmental Authority exists, and no action, suit, investigation, litigation or proceeding is pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the financings hereunder or (B) the consummation of the transactions contemplated pursuant to the terms of this Amendment, the Agreement, the Note, or the other Loan Documents or (ii) has or would reasonably be expected to have a material adverse effect on the Borrower; and

(g) No Default or Event of Default exists or has occurred and is continuing on and as of the Effective Date and after giving effect hereto.

SECTION 5. Miscellaneous.

A. Reference to Agreement. Upon the effectiveness of this Amendment, each reference in the Agreement to “this Agreement” and each reference in the other Financing Documents to the Agreement, shall mean and be a reference to the Agreement as amended hereby.

B. No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Bank under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

C. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California.

D. Counterparts; Electronic Signatures. This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same agreement. Any signature delivered by a party by facsimile or other electronic transmission shall be deemed to be an original signature to this Amendment.

E. Entire Agreement. This Amendment and the Amended Note, which shall become a part of the Agreement upon the Effective Date, constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior agreements, written or oral, concerning said subject matter.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, Borrower and Bank have caused this Amendment to be signed by their duly authorized representatives as of the day and year first above written.

WORLD OF JEANS & TOPS		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Jennifer Ehrhardt	By:	/s/ Mark Magdaleno
Name:	Jennifer Ehrhardt	Name:	Mark Magdaleno
Title:	CFO	Title:	SVP

EXHIBIT “A”

TO

AMENDMENT NO. 1 TO CREDIT AGREEMENT

Amended and Restated Revolving Line of Credit Note

WELLS FARGO	AMENDED AND RESTATED REVOLVING LINE OF CREDIT NOTE
$25,000,000.00	Irvine, California February 3, 2014

FOR VALUE RECEIVED, the undersigned WORLD OF JEANS & TOPS (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at Orange County RCBO, 2030 Main Street, Suite #900, Irvine, CA 92614, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of $25,000,000.00, or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

1.	DEFINITIONS.

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

1.1.	“Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

1.2.	“Fixed Rate Term” means a period commencing on a Business Day and continuing for 1, 2 or 3 months, as designated by Borrower, during which all or a portion of the outstanding principal balance of the Note bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than $100,000.00; and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

1.3.	“LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

(a) “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(b) “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

1.4.	“Prime Rate” means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

2.	INTEREST.

2.1	Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (a) at a fluctuating rate per annum equal to 0.00000% above the Prime Rate in effect from time to time, or (b) at a fixed rate per annum determined by Bank to be 1.00000% above LIBOR in effect on the first day of the applicable Fixed Rate Term. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

2.2

Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Prime Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At such time as Borrower requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (a) the interest rate option selected by Borrower; (b) the principal amount subject thereto; and (c) for each LIBOR selection, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each LIBOR selection, (i) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than 3 Business Days after such notice is given, and (ii) such notice is given to Bank prior to 10:00 a.m. on the first day of the

Fixed Rate Term, or at a later time during any Business Day if Bank, at its sole option but without obligation to do so, accepts Borrower’s notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to redetermination by Bank of the applicable fixed rate. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Prime Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.

2.3	Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (a) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (b) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

2.4	Payment of Interest. Interest accrued on this Note shall be payable on the 1st day of each month, commencing June 1, 2012.

2.5	Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or at Bank’s option upon the occurrence, and during the continuance of an Event of Default, the outside principal balance of this Note shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to 4% above the rate of interest from time to time applicable to this Note.

3.	BORROWING AND REPAYMENT.

3.1	Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of the Credit Agreement between Borrower and Bank defined below; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on May 31, 2017.

3.2	Advances. Advances hereunder, to the total amount of the principal sum available hereunder, may be made by the holder at the oral or written request of (a) any authorized officer of Borrower, acting alone, who is authorized to request advances and direct the disposition of any advances and as to which the holder has received evidence of incumbency and such authorization, until written notice of revocation of such authority is received by the holder at the office designated above, or (b) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

3.3	Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Prime Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.

4.	PREPAYMENT.

4.1	Prime Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty.

4.2	LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of $100,000.00; provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

(a)	Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

(b)	Subtract from the amount determined in (a) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(c)	If the result obtained in (b) for any month is greater than zero, discount that difference by LIBOR used in (b) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum 2.000% above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

5.	EVENTS OF DEFAULT.

This Note is made pursuant to and is subject to the terms and conditions of that certain Amended and Restated Credit Agreement between Borrower and Bank dated as of May 3, 2012, as amended from time to time (the “Credit Agreement”). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.

6.	MISCELLANEOUS.

6.1	Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

6.2	Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

6.3	Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California.

[signature follows]

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

WORLD OF JEANS & TOPS

By:	/s/ Jennifer Ehrhardt
Name: Jennifer Ehrhardt
Title: CFO